May 2, 2024
Hayward Holdings Announces First Quarter Fiscal Year 2024 Financial Results

FIRST QUARTER FISCAL 2024 SUMMARY
•Net Sales of $212.6 million
•Net Income of $9.8 million
•Adjusted EBITDA* of $45.0 million
•Diluted EPS of $0.04 and adjusted diluted EPS* of $0.08

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward” or the “Company”), a global designer, manufacturer and marketer of a broad portfolio of pool and outdoor living technology, today announced financial results for the first quarter ended March 30, 2024 of its fiscal year 2024. Comparisons are to financial results for the prior-year first fiscal quarter.
CEO COMMENTS
“I am pleased to report first quarter results consistent with expectations,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “We delivered strong gross margin expansion of 260 basis points and improved cash flow through continuous improvement in operations and working capital management. As we proactively manage our cost structure, we are funding our strategic growth initiatives and introducing innovative new pool solutions. The economic and interest rate environment remains uncertain, and our customers are taking a prudent approach. However, our team continues to demonstrate the ability to execute and drive robust profitability despite current market conditions. The year-over-year increase in our cash balance at the end of the first quarter and expected strong collections in the second quarter gave us the confidence and flexibility to initiate a voluntary early debt repayment subsequent to quarter end.”
FIRST QUARTER FISCAL 2024 CONSOLIDATED RESULTS
Net sales increased by 1% to $212.6 million for the first quarter of fiscal 2024. The increase in net sales during the quarter was the result of modest increases in both net price and volume. The volume growth resulted from increased early buy shipments in North America.
Gross profit increased by 7% to $104.6 million for the first quarter of fiscal 2024. Gross profit margin increased 260 basis points to 49.2%. The increase in gross profit margin was primarily due to operational efficiencies in our manufacturing operations.
Selling, general, and administrative expense (“SG&A”) increased by 9% to $60.0 million for the first quarter of fiscal 2024. The increase in SG&A was driven by increased warranty, marketing and selling costs. As a percentage of net sales, SG&A increased 210 basis points to 28.2%, compared to the prior-year period of 26.1%, driven by the factors discussed above. Research, development, and engineering expenses were $6.3 million for the first quarter of fiscal 2024, or 3% of net sales, as compared to $6.0 million for the prior-year period, or 3% of net sales.
Operating income increased by 11% to $30.9 million for the first quarter of fiscal 2024, due to the aggregated effects of the items described above. Operating income as a percentage of net sales (“operating margin”) was 14.5% for the first quarter of fiscal 2024, a 120 basis point increase from the 13.3% operating margin in the prior-year period.
Interest expense, net, decreased by approximately 4% to $18.6 million for the first quarter of fiscal 2024 primarily due to an increase in net interest income from the interest rate swaps and interest on cash investment balances.
Income tax expense for the first quarter of fiscal 2024 was $3.1 million for an effective tax rate of 23.8%, compared to income tax expense of $0.8 million for an effective tax rate of 9.0% for the prior-year period. The change in the effective tax rate was primarily due to a decrease in the tax benefit from stock compensation.
Net income increased by 17% to $9.8 million for the first quarter of fiscal 2024.

Adjusted EBITDA* increased to $45.0 million for the first quarter of fiscal 2024 from $44.9 million in the prior-year period. Adjusted EBITDA margin* decreased 20 basis points to 21.2%.
Diluted EPS of $0.04 for the first quarter of fiscal 2024 was consistent with $0.04 for the prior-year period. Adjusted diluted EPS* increased by 14% to $0.08 for the first quarter of fiscal 2024.
FIRST QUARTER FISCAL 2024 SEGMENT RESULTS
North America
Net sales increased by 7% to $173.4 million for the first quarter of fiscal 2024. The increase was primarily the result of higher volumes along with positive net price. The growth in volume was driven by increased early-buy shipments.
Segment income increased by 19% to $39.7 million for the first quarter of fiscal 2024. Adjusted segment income* increased by 15% to $45.3 million.
Europe & Rest of World
Net sales decreased by 17% to $39.1 million for the first quarter of fiscal 2024. The decline was primarily due to lower volume, driven by delayed shipments as a result of the consolidation of our manufacturing operations in Europe.
Segment income decreased by 39% to $6.0 million for the first quarter of fiscal 2024. Adjusted segment income* decreased by 37% to $6.3 million.
BALANCE SHEET AND CASH FLOW
As of March 30, 2024, Hayward had cash and cash equivalents of $115.9 million and approximately $347.8 million available for future borrowings under its revolving credit facilities. Cash flow used by operations for the three months ended March 30, 2024 of approximately $77 million was a reduction of approximately $14 million from the prior-year period. The decrease in cash used was driven by less cash used for working capital compared to the prior-year period and an increase in net income.
VOLUNTARY DEBT PAYMENT
In April 2024, the Company used $123.1 million of cash on hand to fund voluntary principal prepayments of the incremental term loan portion of the First Lien Term Facility (the “Incremental Term Loan B”). As a result of these prepayments, the Company had zero aggregate principal outstanding on the Incremental Term Loan B as of April 30, 2024.
OUTLOOK
Hayward is reaffirming its full-year 2024 guidance reflecting a return to sales and earnings growth driven by solid execution across the organization, positive price realization and increasing technology adoption. The guidance range contemplates uncertainty around global macro conditions and consumer spending, coupled with progressively leaner channel inventory positions. For fiscal year 2024, Hayward continues to expect net sales of approximately $1.010 billion to $1.060 billion, or an increase of approximately 2% to 7%, and Adjusted EBITDA* of $255 million to $275 million, or an increase of approximately 3% to 11%.
The pool industry remains attractive and benefits from sustainable secular demand trends in outdoor living. Hayward continues to leverage our competitive advantages and drive increasing adoption of our leading SmartPad™ pool equipment products both in new construction and the aftermarket, which has historically represented approximately 80% of net sales. Hayward is confident in its long-term outlook for profitable growth and robust cash flow generation, driven by its technology leadership, operational excellence, strong brand and installed base, and multi-channel capabilities.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, May 2, 2024 at 9:00 a.m. (ET).
Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the company’s website prior to the conference call.
The conference call can also be accessed by dialing (888) 886-7786 or (416) 764-8658.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Hayward website or by dialing (844) 512-2921 or (412) 317-6671. The access code for the replay is 03240328. The replay will be available until 11:59 p.m. Eastern Time on May 16, 2024.

ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool and outdoor living technology. With a mission to deliver exceptional products, outstanding service and innovative solutions to transform the experience of water, Hayward offers a full line of energy-efficient and sustainable residential and commercial pool equipment including pumps, filters, heaters, cleaners, sanitizers, LED lighting, and water features all digitally connected through Hayward’s intuitive IoT-enabled SmartPad™.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements relating to Hayward are based on the beliefs of Hayward’s management as well as assumptions made by, and information currently available to it. These forward-looking statements include, but are not limited to, statements about Hayward’s strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this earnings release that are not historical facts. When used in this document, words such as “guidance,” “outlook,” “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to Hayward are intended to identify forward-looking statements. Hayward believes that it is important to communicate its future expectations to its stockholders, and it therefore makes forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that Hayward is not able to accurately predict or control, and actual results may differ materially from the expectations it describes in its forward-looking statements.
Examples of forward-looking statements include, among others, statements Hayward makes regarding: Hayward’s 2024 guidance; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; future channel stocking levels; and growth and expansion opportunities. The forward-looking statements in this earnings release are only predictions. Hayward may not achieve the plans, intentions or expectations disclosed in Hayward’s forward-looking statements, and you should not place significant reliance on its forward-looking statements. Hayward has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Moreover, neither Hayward nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.
Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in its forward-looking statements include the following: its relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell Hayward’s products to pool owners; impacts on Hayward’s business from the sensitivity of its business to seasonality and unfavorable economic business and weather conditions; competition from national and global companies, as well as lower-cost manufacturers; Hayward’s ability to develop, manufacture and effectively and profitably market and sell its new planned and future products; its ability to execute on its growth strategies and expansion opportunities; Hayward’s exposure to credit risk on its accounts receivable, impacts on Hayward’s business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses, including risks associated with geopolitical conflict; its ability to maintain favorable relationships with suppliers and manage disruptions to its global supply chain and the availability of raw materials; Hayward’s ability to identify emerging technological and other trends in its target end markets; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; its reliance on information technology systems and susceptibility to threats to those systems, including cybersecurity threats, and risks arising from its collection and use of personal information data; regulatory changes and developments affecting Hayward’s current and future products; volatility in currency exchange rates and interest rates; Hayward’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; Hayward’s ability to establish and maintain intellectual property protection for its products, as well as its ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; Hayward’s ability to attract and retain senior management and other qualified personnel; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements and tariffs, or address the impacts of climate change; the outcome of litigation and governmental proceedings; impacts on Hayward’s product manufacturing disruptions, including as a result of catastrophic and other events beyond its control; uncertainties related to distribution channel inventory practices and the impact on net sales volumes; Hayward’s ability to realize cost savings from restructuring activities; Hayward’s and its customers’ ability to manage product inventory in an effective and efficient manner; and other factors set forth in Hayward’s most recent Annual Report on Form 10-K.
Many of these factors are macroeconomic in nature and are, therefore, beyond Hayward’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Hayward’s actual results, performance or achievements may vary materially from those described in this earnings release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this earnings release are made only as of the date of this earnings release. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in Hayward’s expectations.
*NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”) including adjusted net income, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, total segment income, adjusted total segment income, adjusted total segment income margin, adjusted segment income and adjusted segment income margin. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Hayward believes these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of its business and assist these parties in analyzing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. Therefore, these measures should not be considered in isolation or as an alternative to net income, segment income or other measures of profitability, performance or financial condition under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.
Reconciliation of full fiscal year 2024 adjusted EBITDA outlook to the comparable GAAP measure is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. Adjusted EBITDA outlook for full year 2024 is calculated in a manner consistent with the historical presentation of this measure in the appendix.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	March 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$115,873	$178,097
Short-term investments	—	25,000
Accounts receivable, net of allowances of $2,990 and $2,870, respectively	351,330	270,875
Inventories, net	220,856	215,180
Prepaid expenses	10,876	14,331
Income tax receivable	5,839	9,994
Other current assets	15,873	11,264
Total current assets	720,647	724,741
Property, plant, and equipment, net of accumulated depreciation of $99,509 and $95,917, respectively	159,976	158,979
Goodwill	932,575	935,013
Trademark	736,000	736,000
Customer relationships, net	200,001	206,308
Other intangibles, net	91,160	94,082
Other non-current assets	87,306	91,161
Total assets	$2,927,665	$2,946,284

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$15,585	$15,088
Accounts payable	75,881	68,943
Accrued expenses and other liabilities	122,575	155,543
Income taxes payable	—	109
Total current liabilities	214,041	239,683
Long-term debt, net	1,078,266	1,079,280
Deferred tax liabilities, net	248,485	248,967
Other non-current liabilities	66,381	66,896
Total liabilities	1,607,173	1,634,826

Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of March 30, 2024 and December 31, 2023	—	—
Common stock $0.001 par value, 750,000,000 authorized; 243,382,758 issued and 214,716,389 outstanding at March 30, 2024; 242,832,045 issued and 214,165,676 outstanding at December 31, 2023	244	243
Additional paid-in capital	1,083,676	1,080,894
Common stock in treasury; 28,666,369 and 28,666,369 at March 30, 2024 and December 31, 2023, respectively	(358,110)	(357,755)
Retained earnings	590,749	580,909
Accumulated other comprehensive income	3,933	7,167
Total stockholders’ equity	1,320,492	1,311,458
Total liabilities, redeemable stock, and stockholders’ equity	$2,927,665	$2,946,284

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended
	March 30, 2024	April 1, 2023
Net sales	$212,569	$210,136
Cost of sales	107,990	112,245
Gross profit	104,579	97,891
Selling, general and administrative expense	60,014	54,887
Research, development and engineering expense	6,302	5,977
Acquisition and restructuring related expense	504	1,563
Amortization of intangible assets	6,900	7,617
Operating income	30,859	27,847
Interest expense, net	18,592	19,361
Other (income) expense, net	(638)	(759)
Total other expense	17,954	18,602
Income from operations before income taxes	12,905	9,245
Provision for income taxes	3,065	835
Net income	$9,840	$8,410

Earnings per share
Basic	$0.05	$0.04
Diluted	$0.04	$0.04

Weighted average common shares outstanding
Basic	214,357,439	212,523,221
Diluted	221,076,443	220,501,177

Hayward Holdings, Inc. Unaudited Condensed Consolidated Statements of Cash Flows (In thousands)	Three Months Ended
	March 30, 2024	April 1, 2023
Cash flows from operating activities
Net income	$9,840	$8,410
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	4,310	4,362
Amortization of intangible assets	8,543	9,254
Amortization of deferred debt issuance fees	1,180	1,090
Stock-based compensation	1,983	2,047
Deferred income taxes	(1,083)	(328)
Allowance for bad debts	150	145
(Gain) loss on sale of property, plant and equipment	(40)	32
Changes in operating assets and liabilities
Accounts receivable	(81,753)	(98,802)
Inventories	(7,087)	9,933
Other current and non-current assets	9,743	8,150
Accounts payable	7,364	1,855
Accrued expenses and other liabilities	(30,354)	(37,030)
Net cash used in operating activities	(77,204)	(90,882)

Cash flows from investing activities
Purchases of property, plant, and equipment	(5,932)	(6,239)
Proceeds from sale of property, plant, and equipment	47	—
Proceeds from short-term investments	25,000	—
Net cash provided by (used in) investing activities	19,115	(6,239)

Cash flows from financing activities
Proceeds from revolving credit facility	—	139,200
Payments on revolving credit facility	—	(52,500)
Proceeds from issuance of long-term debt	2,194	—
Payments of long-term debt	(3,230)	(3,074)
Payments of short-term notes payable	(1,719)	(2,214)
Other, net	(327)	358
Net cash (used in) provided by financing activities	(3,082)	81,770

Effect of exchange rate changes on cash and cash equivalents	(1,053)	201
Change in cash and cash equivalents	(62,224)	(15,150)
Cash and cash equivalents, beginning of period	178,097	56,177
Cash and cash equivalents, end of period	$115,873	$41,027

Supplemental disclosures of cash flow information
Cash paid-interest	$19,002	$18,898
Cash paid-income taxes	109	2,384
Equipment financed under finance leases	132	—

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(Dollars in thousands)	Three Months Ended
	March 30, 2024	April 1, 2023
Net income	$9,840	$8,410
Depreciation	4,310	4,362
Amortization	8,543	9,254
Interest expense	18,592	19,361
Income taxes	3,065	835
EBITDA	44,350	42,222
Stock-based compensation (a)	190	357
Currency exchange items (b)	54	(74)
Acquisition and restructuring related expense, net (c)	504	1,563
Other (d)	(57)	861
Total Adjustments	691	2,707
Adjusted EBITDA	$45,041	$44,929
Adjusted EBITDA margin	21.2%	21.4%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”).

(b)	Represents unrealized non-cash losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the three months ended March 30, 2024 are primarily driven by $0.4 million of separation and other costs associated with the centralization of operations in Europe. Adjustments in the three months ended April 1, 2023 are primarily driven by $0.8 million of separation costs associated with the enterprise cost reduction program initiated in 2022, $0.3 million of integration costs from prior acquisitions and $0.3 million of costs associated with the relocation of the corporate headquarters.

(d)
Adjustments in the three months ended March 30, 2024 are primarily driven by gains on the sale of assets, partially offset by costs incurred related to ongoing securities litigation. Adjustments in the three months ended April 1, 2023 primarily includes $0.4 million of transitional expenses incurred to enable go-forward public company regulatory compliance and $0.4 million of costs incurred related to the selling stockholder offering of shares in March 2023.

Following is a reconciliation from net income to adjusted EBITDA for the last twelve months:

(Dollars in thousands)	Last Twelve Months(e)	Fiscal Year
	March 30, 2024	December 31, 2023
Net income	$82,117	$80,687
Depreciation	15,931	15,983
Amortization	36,368	37,079
Interest expense	72,815	73,584
Income taxes	22,630	20,400
EBITDA	229,861	227,733
Stock-based compensation (a)	1,103	1,270
Currency exchange items (b)	914	786
Acquisition and restructuring related expense, net (c)	12,154	13,213
Other (d)	3,353	4,271
Total Adjustments	17,524	19,540
Adjusted EBITDA	$247,385	$247,273
Adjusted EBITDA margin	24.9%	24.9%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(b)	Represents unrealized non-cash losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the last twelve months ended March 30, 2024 include $6.7 million of costs related to the discontinuation of a product line leading to an impairment of the associated fixed assets, inventory and intangible assets, $2.9 million related to programs to centralize and consolidate operations and professional services in Europe, $1.7 million of costs associated with the relocation of the corporate headquarters, $0.5 million of integration costs from prior acquisitions and $0.4 million separation costs associated with a reduction-in-force from the 2022 enterprise cost-reduction program.

Adjustments in the year ended December 31, 2023 primarily include $6.7 million of costs related to the discontinuation of a product line leading to an impairment of the associated fixed assets, inventory and intangible assets, $2.4 million related to programs to centralize and consolidate operations and professional services in Europe, $1.9 million of costs associated with the relocation of the corporate headquarters to Charlotte, North Carolina, $1.2 million separation costs associated with the 2022 cost reduction program and $0.8 million of costs associated with integration costs from prior acquisitions.

(d)
Adjustments in the last twelve months ended March 30, 2024 primarily include $1.7 million of costs related to inventory and fixed assets as part of the centralization of operations in Europe and $1.1 million of costs associated with follow-on equity offerings.

Adjustments in the year ended December 31, 2023 primarily include $1.8 million related to inventory and fixed asset write-offs in Europe and $1.5 million of costs incurred related to the selling stockholder offerings of shares in March, May and August 2023, which are reported in SG&A in our consolidated statements of operations.

(e)
Items for the last twelve months ended March 30, 2024 are calculated by adding the items for the three months ended March 30, 2024 plus fiscal year ended December 31, 2023 and subtracting the items for the three months ended April 1, 2023.

Adjusted Net Income and Adjusted EPS Reconciliation (Non-GAAP)
Following is a reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share:

(Dollars in thousands)	Three Months Ended
	March 30, 2024	April 1, 2023
Net income	$9,840	$8,410
Tax adjustments (a)	(147)	(1,548)
Other adjustments and amortization:
Stock-based compensation (b)	190	357
Currency exchange items (c)	54	(74)
Acquisition and restructuring related expense, net (d)	504	1,563
Other (e)	(57)	861
Total other adjustments	691	2,707
Amortization	8,543	9,254
Tax effect (f)	(2,298)	(3,084)
Adjusted net income	$16,629	$15,739

Weighted average number of common shares outstanding, basic	214,357,439	212,523,221
Weighted average number of common shares outstanding, diluted	221,076,443	220,501,177

Basic EPS	$0.05	$0.04
Diluted EPS	$0.04	$0.04

Adjusted basic EPS	$0.08	$0.07
Adjusted diluted EPS	$0.08	$0.07

(a)
Tax adjustments for the three months ended March 30, 2024 reflect a normalized tax rate of 24.9% compared to the Company’s effective tax rate of 23.8%. The Company’s effective tax rate for the three months ended March 30, 2024 includes the tax benefits resulting from stock compensation. Tax adjustments for the three months ended April 1, 2023 reflect a normalized tax rate of 25.8% compared to the effective tax rate of 9.0%. The Company’s effective tax rate for the three ended April 1, 2023 includes the tax benefit resulting from the exercise of stock options. All non-tax adjustments are effected at the normalized rate.

(b)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(c)	Represents unrealized non-cash losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)	Adjustments in the three months ended March 30, 2024 are primarily driven by $0.4 million of separation and other costs associated with the centralization of operations in Europe. Adjustments in the three months ended April 1, 2023 are primarily driven by $0.8 million of separation costs associated with the enterprise cost reduction program initiated in 2022, $0.3 million of integration costs from prior acquisitions and $0.3 million of costs associated with the relocation of the corporate headquarters.
(e)	Adjustments in the three months ended March 30, 2024 are primarily driven by gains on the sale of assets, partially offset by costs incurred related to ongoing securities litigation. Adjustments in the three months ended April 1, 2023 primarily includes $0.4 million of transitional expenses incurred to enable go-forward public company regulatory compliance and $0.4 million of costs incurred related to the selling stockholder offering of shares in March 2023.
(f)	The tax effect represents the immediately preceding adjustments at the normalized tax rates as discussed in footnote (a) above.

Segment Reconciliations
Following is a reconciliation from segment income to adjusted segment income for the North America (“NAM”) and Europe & Rest of World (“E&RW”) segments:

(Dollars in thousands)	Three Months Ended			Three Months Ended
	March 30, 2024			April 1, 2023
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$212,569	$173,429	$39,140	$210,136	$162,704	$47,432
Gross profit	$104,579	$89,877	$14,702	$97,891	$79,013	$18,878
Gross profit margin %	49.2%	51.8%	37.6%	46.6%	48.6%	39.8%

Income from operations before income taxes	$12,905			$9,245
Expenses not allocated to segments
Corporate expense, net	7,515			6,099
Acquisition and restructuring related expense	504			1,563
Amortization of intangible assets	6,900			7,617
Interest expense, net	18,592			19,361
Other (income) expense, net	(638)			(759)
Segment income	$45,778	$39,742	$6,036	$43,126	$33,276	$9,850
Segment income margin %	21.5%	22.9%	15.4%	20.5%	20.5%	20.8%
Depreciation	$4,144	$3,887	$257	$4,305	$4,088	$217
Amortization	1,643	1,643	—	1,637	1,637	—
Stock-based compensation	22	12	10	173	162	11
Other (a)	19	19	—	98	98	—
Total adjustments	5,828	5,561	267	6,213	5,985	228
Adjusted segment income	$51,606	$45,303	$6,303	$49,339	$39,261	$10,078
Adjusted segment income margin %	24.3%	26.1%	16.1%	23.5%	24.1%	21.2%

(a)
The three months ended March 30, 2024 for NAM represents losses on the sale of assets. The three months ended April 1, 2023 includes miscellaneous items the Company believes are not representative of its ongoing business operations.

CONTACTS
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Media Relations:
Tanya McNabb
tmcnabb@hayward.com
Source: Hayward Holdings, Inc.